Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 20, 2007, accompanying the consolidated financial statements and schedule of Orion Marine Group, Inc. incorporated by reference in the Registration Statement on Form S-8. We consent to the use of the aforementioned reports in the Registration Statement on Form S-8.
/s/ GRANT THORNTON LLP (typed)
Houston, Texas
December 18, 2007